ADMINISTRATION SERVICES AGREEMENT

Dated as of this 10th day of May 20I0

DEUTSCHE INTERNATIONAL TRUST CORPORATION (MAURITIUS)

LIMITED

and

EG SHARES INDIA SMALL CAP MAURITIUS

and

EMERGING GLOBAL ADVISORS, LLC

ADMINISTRATION SERVICES AGREEMENT

THIS AGREEMENT is made this 10th of May 2010 between:

(1)	Deutsche International Trust Corporation (Mauritius) Limited, a company established under the laws of Mauritius and having its registered office at Suite 450, 4th Floor, Barkly Wharf East, Le Caudan Waterfront, Port Louis, Mauritius (DITCML);

(2)	EG SHARES INDIA SMALL CAP MAURITIUS, a company established under the laws of Mauritius and having its registered office at Suite 450, 4th Floor, Barkly Wharf East, Le Caudan Waterfront, Port Louis, Mauritius (the Company);

(3)	Emerging Global Advisors, LLC of 171 East Ridgewood Avenue, Ridgewood, NJ 07450 (the Investment Manager).

WHEREAS:

(a)	DITCML has been appointed to provide corporate and administration services to the Company.

(b)	Under the Investment Management Agreement, the Company has appointed the Investment Manager to provide investment management services to the Company. Under this Agreement it is proposed that the Company engage DITCML to render certain administrative and other services with regard to the management of the Company.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and in all amendments hereto the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

“Accounting Services” shall mean the services set out in clause 3.2;

“Affiliate” shall mean a legal entity from time to time (1) in which a company (or one of its holding or subsidiary companies, or a subsequent holding or subsidiary company of such entity) owns at least 50% or more of the shares or (2) over which a company (or one of its holding or subsidiary companies, or a subsequent holding or subsidiary company of such entity) exercises management control, regardless of its shareholding in such entity;

“AMLDocuments” means any anti-money laundering documentation required under the Anti-Money Laundering Code;

“Anti-Money Laundering Code” shall mean the Code on the Prevention of Money Laundering and Terrorist Financing issued by the FSC;

“Applicable Law” means any law, rule, regulation, directive, decision, order or administrative or self-regulatory requirement including all orders and directions of concerned securities market regulators that is binding upon the Company, its investors or assets, the offer and sale of any Shares or its Investment Manager(s);

“Auditor” shall mean the auditor for the time being of the Company;

“Authority” shall mean the Financial Services Commission, Mauritius;

“Business Day” shall mean any day (other than a Saturday or Sunday) on which commercial banks in Mauritius are open for normal business.

“CDSL” shall mean Central Depository Services Limited;

“Constitutive Document” shall mean any document representing the Constitution of the Company;

“Corporate Management Services” shall mean the services set out in clause 3.1;

“Custodian” shall mean Deutsche Bank AG, Mumbai or such other person as may from time to time be appointed by the Company as the custodian of the Company;

“Directors” shall mean the directors of the Company;

“FSC” shall mean the Financial Services Commission of Mauritius;

“Fund Administration Services” shall mean the services set out in clause 3.3;

“Fund Documents” means this Agreement, the Constitutive Document, the Placing Memorandum of EMERGING GLOBAL SHARES INDXX INDIA SMALL CAP INDEX FUND, the Investment Management Agreement, and any other document, letter or notice issued pursuant to or incidental to any of the aforementioned documents;

“Investments” shall mean such cash, securities and all other assets and property of any nature now owned or to be acquired by or for the account of the Company;

“Investment Management Agreement” shall mean the written agreement between the Company and the Investment Manager, signed on or about the date of this Agreement, wherein the services to be provided by the Investment Manager in regard to the management of the investment activities of the Company are fully set forth;

“NDSL” shall mean National Securities Depository Limited;

“Net Asset Value” shall have the meaning set forth in the Fund Documents;

“Placing Memorandum” shall mean the Offering Memorandum of EMERGING GLOBAL SHARES INDXX INDIA SMALL CAP INDEX FUND, and any amendments thereto;

“Register” shall mean the register of Shareholders of the Company;

“SEBI” shall mean the Securities Exchange Board of India;

“Services” shall mean the Corporate Management Services, Accounting Services, Fund Administration Services and any other duties to be performed in accordance with Section 3 of this Agreement;

“Shareholders” shall mean the holders of Shares in the Company;

“Shares” shall mean the shares of the Company as defined in its Constitutive Document;

1.2	Unless the context otherwise requires words importing the singular number shall include the plural and vice versa, words importing the masculine gender shall include the feminine and the neuter and vice versa words importing persons shall include firms and companies and vice versa.

1.3.1	The division of this Agreement into sections, clauses and sub-clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

2.	APPOINTMENT OF DITCML AS ADMINISTRATOR

The Company hereby appoints DITCML and DITCML agrees to act as administrator of the Company and provide the Services in accordance with the terms of this Agreement, including the Schedule hereto. The Services shall be provided for the period from the date of this agreement to the earlier of the date on which the Company is dissolved or the date on which this Agreement is terminated.

3.	SERVICES PROVIDED BY DITCML

3.1	DITCML agrees to provide the following corporate management services:

(a) provision of the registered address, office and/or registered agent of the Company;

(b) provision of directors, alternate directors and officers resident in Mauritius and nominee shareholders;

(c) provision of corporate secretarial duties, including the maintenance of statutory records and filing of statutory returns and the preparation of minutes of meetings of directors and shareholders;

(d) dealing with the Company’s correspondence and day to day work;

(e) submission whenever necessary of documents to the regulator and/or any such other relevant authority within any statutory time limits (where applicable) or with the minimum delay;

(f) dispatch circulars, notices of meetings, reports, financial statements and other written material to all persons entitled to receive them as the Company may require; and

(g) to make available, non-exclusive telephone, facsimile and postal address or post office box facilities and within its premises such non-exclusive space as may be necessary for the purposes of the business of the Company and in particular but without limitation facilities for meetings of the directors from time to time.

3.2	DITCML agrees to provide the following accounting services:

(a)	maintaining proper records and books of account of all transactions carried out by the Company and any other relevant party, including without limitation, records of all investments, dividends, interest, corporate actions and income received, and expenses and the Shares and such accounting or other records as will explain the transactions and financial position of the Company, and enable profit and loss accounts and balance-sheets to be prepared; and

(b) preparing or causing to be prepared, the financial statements of the Company and such financial books and records as are required by law and/or regulation and otherwise to support an annual audit of the financial condition of the Company and for the proper conduct of the financial affairs of the Company.

3.3	DITCML agrees to provide the following fund administration services:

(a)	ensuring compliance with the Financial Intelligence and Anti-Money Laundering Act of 2002 and the Anti-Money Laundering Code, which requires a prospective investor (the “Applicant”) in the Company to provide certain information/documents for the purpose of verifying the identity of the Applicant and the source of funds and obtain confirmation that the monies to fund the Applicant’s capital contributions to the Company do not represent, directly or indirectly, the proceeds of any crime;

(b)	prepare, on and in accordance with proper instructions from the Company or other person duly authorised to give such instructions and subject to being satisfied that sufficient monies are available, and issue instructions for dividend payments or payment of redemption moneys on redemption of Shares or arrange for payment of dividends or such redemption moneys to or in accordance with the instructions of the Shareholders;

(c)	take reasonable and proper precautions for the safe custody of the Register and of all other documents of the Company and any Share certificates (if applicable) of the Company held by DITCML pending issue of Share certificates (if applicable) tendered for exchange, replacement, conversion, redemption or transfer by the holders thereof, of cancelled Share certificates (if applicable) held by DITCML, of transfer forms tendered to DITCML;

(d)	arranging for funds to be transferred to the Custodian for the settlement of acquisition of securities;

(e)	liaising with the nominated Indian tax consultants with respect to the repatriation of funds and in respect of the issue of a tax remittance certificate; and

(f)	liaising with the Custodian in respect of the repatriation of funds to Deutsche Bank (Mauritius) Limited and in turn to the Company.

4.	REPRESENTATIONS & COVENANT OF DITCML

DITCML represents to the Company that:

(a)	it has the expertise to provide the Services under this Agreement, and that this Agreement is valid, legal and binding against it;

(b)	it shall act in an ethical manner and perform its duties with high standards of integrity, diligence and fairness in all its dealings with the Company;

(c)	it shall use reasonable skill, care and due diligence in performance of its duties under this Agreement; and

(d)	it has received and holds all necessary registrations, licenses and approvals as may be required by it and its personnel for performing its rights, duties and obligations under this Agreement.

5.	PERFORMANCE OF DUTIES BY DITCML

5.1	During the continuance of this Agreement the Company hereby agrees that DITCML shall:

(a)	have power to arrange for payment out of the assets of the Company such amounts as may be required from time to time by DITCML in order to enable DITCML to perform its duties hereunder for the account of the Company and to arrange for the discharge of other proper expenses of the Company to be borne by the Company and in this connection and for these purposes to authorise the Custodian to draw on the bank accounts of the Company;

(b)	upon reasonable prior written notice, at any time during DITCML’s normal business hours permit the Auditor, any Authority, the Directors, the Investment Manager and any duly appointed agent or representative of the Company at the expense of the Company, to audit or inspect any documents (subject to any confidentiality obligations) or records kept by and still in the possession of DITCML hereunder and make available all such documents and records in its possession to the Auditor, any Authority, the Company, the Directors, the Investment Manager, Custodian, agent or representative during normal business hours whenever reasonably required so to do and afford all such information, explanations and assistance as such person(s) may require;

(c)	be entitled to rely on such trade confirmations, trade authorisations, and/or any other instructions given to DITCML for the purpose of providing the Services, be entitled to assume that all the aforesaid have been properly approved or confirmed, and in cases where counter party confirmations, broker contract notes, custody records or such other documents evidencing the same, have not been received by DITCML, DITCML shall intimate the same to the Company for necessary action;

(d)	DITCML shall reasonably rely on information provided to it about existing Shareholders in the Company, if any, that is provided by the Company, or the Investment Manager, and will not have a duty to confirm such information from records it may receive that were created prior to the effective date of this Agreement;

(e)	DITCML is not responsible for monitoring the Company’s portfolio to determine whether the Company is in compliance with the investment guidelines and restrictions set forth in the Fund Documents

(f)	ensure that the books and records maintained by DITCML on behalf of the Company are kept separate from the other books and records of DITCML and DITCML’s other clients and be kept in such form and manner as may be prescribed so as to enable them to be conveniently and properly audited;

(g)	have no responsibility for reviewing, verifying or determining the acceptability of any representation or warranty or information given or supplied by any Shareholder or prospective Shareholder (including without limitation, any representation warranty or information contained in any Subscription Agreement or investor questionnaire);

(h)	be deemed to have received proper instructions or authorisation from the Company or other person duly authorised to give such instructions on behalf of the Company, including, but not limited to, the Investment Manager upon receipt of written instructions or instructions sent by facsimile or electronic mail transmission, signed or purporting to be signed (save for electronic mail instructions) by such persons as the Directors of the Company shall, from time to time, authorise to give such instructions;

(i)	with the prior written consent of the Company and the Investment Manager but at its own expense be permitted to employ and pay an agent to perform or assist in performing by way of delegation or otherwise any or all of the Services to be performed by DITCML under this Agreement ;

(j)	be permitted to act or rely upon the opinion or advice of or any information obtained from any broker, lawyer, valuer, accountant, surveyor, auctioneer or other expert whether reporting to the Company or to any other person acting on behalf of the Company (including for the avoidance of doubt DITCML and the Investment Manager);

(k)	be permitted at the expense of the Company to refer any legal question to its own legal advisors for the time being on any matter of difficulty or dispute arising in connection with this Agreement or the performance of the Services and any action or omission suffered or taken by it in good faith in reliance on or in accordance with the opinion or advise of such counsel shall be full protection and justification to it with respect to the action or omission so suffered or taken; and

(l)	be permitted to take any such steps which it reasonably thinks fit to protect any relevant registration that it may hold or have an interest in with any regulatory authority including, for the avoidance of doubt, its FII License with SEBI.

5.2

DITCML may act as administrator, registrar or subscription, redemption, trustee and transfer agent and provide services similar or the same as those set out herein for any other company, corporation, company or body of persons on such terms as may be arranged with that other party and shall not be deemed to be affected with notice of or to be under any duty to disclose to the Company and/or the Investment Manager any fact or thing which may come to the knowledge of DITCML or any agent of DITCML in the course of so doing or in any manner whatever otherwise than in the course of carrying out the Services hereunder.

5.3	DITCML may acquire, hold or deal with for the account of any customer or other person either in its own name or in the name of such customer or person or of a nominee any interest in the Company or any investment in which the Company is authorised to invest and shall not be required to account to the Company or any partner for any profit arising therefrom.

6.	REMUNERATION OF DITCML

6.1	By way of remuneration for the Services performed hereunder DITCML shall be entitled to receive from the Company such fees and in such manner as is set out in Schedule 1 (Fees, Disbursements & Expenses) to this Agreement. DITCML shall invoice such fees to the Company for payment.

6.2	Where the Company is required to engage in further activities, litigation, or other exceptional matters, additional fees will be subject to further negotiation at the relevant time and in the absence of contrary agreement additional fees will be charged by DITCML at its hourly rates from time to time in effect.

6.3	Unless otherwise agreed by the parties, the fees quoted in Schedule l shall be subject to review after a period of one year and thereafter on an annual basis unless otherwise agreed by the parties. Unless a revision of the fees quoted is agreed between the parties, the fees quoted in Schedule I shall continue to apply.

7.	REPRESENTATIONS & COVENANTS OF COMPANY

7.l	As of the date of this Agreement and upon each day that DITCML provides Services hereunder, the Company represents and warrants to DITCML now and on a continuing basis:

(a)	it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation;

(b)	it has full power, right and authority to execute and deliver this Agreement and to undertake the transactions contemplated hereby; the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part; and this Agreement has been duly executed and delivered by it, and assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

(c)	neither the execution, delivery nor performance of this Agreement will violate, conflict with or result in a breach of, or constitute a default under, any terms or provisions of (A) Applicable Law or regulation, or (B) any indenture, mortgage, deed of trust, loan agreement, or other contract, agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject;

(d)	it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries of any nature against it or its properties or assets which would, in the aggregate, have a material effect upon its business or financial condition or the performance of its obligations under this Agreement; and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

(e)	it is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any law or order applicable to its business;

(f)	it is in compliance with all laws, rules, regulations and contracts having application to its business, properties, and assets the violation of which could adversely affect its business or financial condition or the performance of its obligations under this Agreement;

(g)	it has, at all times, provided DITCML with the most recent, true and complete copies of its Fund Documents, all agreements between the Company and the Investment Manager, auditors, accountants and investors (including side letters and identification documentation) that may be required in order for DITCML to perform the Services;

(h)	the Fund Documents are accurate and complete in all material respects and do not omit any information required to be included therein. The Company will immediately advise DITCML of any occurrences that may require the amendment or supplement of any Fund Document so that it remains accurate, complete and not misleading and shall promptly to deliver any and all future amendments or supplements to any Fund Document

(i)	if the Company provides (or causes another party, including DITCML, to provide) information about the Investments to some and not other Shareholders, such provision shall not result in a breach of a fiduciary or other duty owed by the Company to any person, including any Shareholders who may not receive any information, and the Company shall take such steps as are required by law to ensure that no disclosure or improper use of the information is made and that there are confidentiality agreements and procedures in place;

(c)	the parties agree that the Company is responsible for the accuracy of all information submitted to DITCML in connection with the Services; and

(d)	that it has not raised funds or sought investment from resident Indians.

7.2	The Company hereby covenants with DITCML and as a separate covenant to DITCML for and on behalf of each person nominated by DITCML who may from time to time be or act as director, alternate director, officers, employees, agents or any other officer of the Company (hereinafter referred to as the “Appointees” which expression shall include any of them) that:

(a)	at the request of DITCML, the Company shall be obliged to disclose or to procure the disclosure to DITCML any and all information concerning the Company or its business as necessary to enable DITCML to perform the Services described under this Agreement;

(b)	the Company shall ensure that it complies with the Fund Documents and all such laws, regulations, rules and directives as may be applicable, including all orders and directions of concerned securities market regulators, including SEBI;

(c)	the Company shall immediately notify DITCML upon knowledge of any errors or omissions, fraud, mischief, negligence or breach of terms of this Agreement, any Fund Document and/or Applicable Laws committed by their officers, employees, agents or clients which could have an adverse impact on DITCML (together referred to as “Errors”). The Company shall also report to DITCML promptly the action taken by it to protect the interests of DITCML and steps taken by it to avoid or mitigate any loss or damage that has occurred or may occur due to such Errors. The foregoing shall not in any way prejudice DITCML’s right to claim reimbursement of actual loss or damage sustained by itself due to such Errors;

(d)	it shall not (and any other agent of it shall not) send out Fund Documents nor shall it process Company subscription, withdrawal or redemption documentation, nor prepare or accept, or instruct any other person to prepare or accept, any Shares or evidence of ownership in the Company, if it has requested that DITCML exclusively assume those obligations; and

(e)	it shall not raise funds from residents of India or hold direct investments on behalf of resident Indians.

8.	DUTIES & RESPONSIBILITIES OF THE COMPANY

8.1	The Company’s responsibilities will include:

(a)	supplying, in an accurate and timely fashion, to DITCML with any financial or other information necessary for DITCML to provide the Services, including, without limitation:

(i)	Documents. It shall be a precondition to the performance by DITCML of the Services that the Company and the Investment Manager provide to DITCML any documentation requested by DITCML in order for DITCML to fulfill its obligations under this Agreement including, without limitation, current and complete copies of the Fund Documents, as well as reports and statements with respect to the Company issued or prepared by the Company’s auditors, prime broker(s) and custodian(s). The Company hereby represents now and on a continuing basis that the Fund Documents (other than with respect to information about DITCML or its affiliates supplied by DITCML) are accurate and complete in all material respects and do not omit any information required to be included therein in order to make them not misleading;

(ii)	Shareholder Information. Identification of, and information about, Shareholders, including, without limitation, any customer identification documentation, subscription agreements, side letters and any other information that would pertain to the Services;

(b)	providing DITCML, or causing DITCML to be provided, with the valuation of Investments in accordance with the valuation principles for the Company as set out in the Fund Documents;

(c)	ensuring compliance with all Applicable Law, regulation and contracts by which the Company is bound, including, without limitation and as applicable, state and federal securities laws in connection with the offering of the Shares, proper disclosure to Shareholders, providing valuations of the Investments, regulatory filings, lien or security interest filings, retention of books and records and “know your customer” rules for suitability and money laundering purposes, if applicable;

(d)	ensuring that any exception to or alteration of the rights or obligations of Shareholders are properly approved and are enforceable under the Fund Documents and Applicable Law;

(e)	providing DITCML, or causing DITCML to be provided, with all portfolio positions on a Business Day basis or otherwise upon request on twenty-four (24) hours notice. The disclosure of such information, whether in written form or in electronic form, will include, but not be limited to, positions, trades and investments made by the Company, including lists, charts and tables of securities and derivatives thereof which are a part of the Company’s portfolio;

(f)	providing DITCML with a list, of persons from the Company, the Investment Manager, and other relevant parties authorized to give instructions. DITCML shall be deemed to have received proper instructions or authorization upon receipt of written (including email transmissions) or telecopied instructions signed by one or more of such persons listed. DITCML shall not be under any liability on account of anything done or suffered by it in good faith on the instructions(written, oral or otherwise) of the Company, the Investment Manager or any other relevant parties authorized to give instructions. Changes or additions to authorized signatories must be in writing and will require the signature of two persons on the list from the Company or the Investment Manager, as applicable, in respect of which such change or addition relates;

(g)	providing DITCML written notice of the details of any “side letter,” side arrangement or “seed deal” with a Shareholder, within at least three (3) days of its execution;

(h)	with all reasonable expedition, approve or disapprove transfers and withdrawals submitted to it by DITCML;

(i)	retain for a period of seven years after termination of the appointment of DITCML all transfer forms lodged; and

(j)	providing notice in writing to DITCML of any bank account and security accounts opened by or on behalf of the Company other than such accounts that are held with an Associate of DITCML.

9.	COVENANTS AND RESPONSIBILITIES OF THE INVESTMENT MANAGER

9.1	Investment Manager covenants with DITCML and as a separate covenant with each person nominated by DITCML who may from time to time be or act as director, alternate director, secretary, employee or other officer (the Appointees) (which expression shall include any of them) that it shall:

(a)	adhere to all Applicable Laws or regulations, including submitting all regulatory and other reports as required (if any) relating to it and any Affiliate (other than the Company) to the relevant authorities in a timely fashion

(b)	adhere to and act in compliance with all relevant investment guidelines applicable to it issued, modified and re-enacted from time to time and act in compliance with and adhere to all Fund Documents to which it is a party to or has agreed to be bound by;

(c)	procure that the Company is at all times kept in funds sufficient to honour its liabilities as and when they become due in default of which DITCML may itself place the Company in funds provided that DITCML undertakes to notify the Investment Manager of such action and provide details of the nature of these expenses, such expenses to be limited to those expenses required to maintain the Company’s compliance with Mauritian law. The Investment Manager undertakes to refund to DITCML any such advances made;

(d)	shall notify DITCML before the alienating, assigning, selling, pledging or otherwise disposing of or encumbering of any interest of a Shareholder in the Company;

(e)	not procure the investment of funds into the Company derived directly or indirectly from persons that are Indian residents.

9.2	The Investment Manager further covenants with the DITCML that it shall:

(a)	provide all necessary cooperation to the Company to enable it to comply with its responsibilities under this Agreement and the Fund Documents and render all necessary and reasonable assistance to DITCML to enable it to fulfil the Services under this Agreement and the Fund Documents;

(b)

provide DITCML from time to time with all necessary information, instructions and documents required to be provided by it under the Fund Documents and render such other reasonable assistance as may be reasonably requested in order to enable DITCML to provide the Services as contemplated under this Agreement and the Fund Documents and acknowledges that DITCML is only able to render the Services upon timely receipt of such necessary information, instructions and documents and to the extent that the Investment Manager fails to provide same that no liability will attach to DITCML for being unable to provide the Services so long as DITCML’s inability to provide the Services is not the result of DITCML’s willful misfeasance, bad faith, gross negligence or reckless disregard on the part of DITCML in the performance of its duties;

(c)	unless specifically agreed otherwise, be responsible for ensuring that all anti-money laundering laws, regulations and codes are complied with in respect of any money to be provided to the Company;

(d)	obtain sufficient evidence as to the identity of a proposed Shareholder so as to satisfy itself as to the source of monies being used to subscribe for Shares and, where there is satisfactory evidence to the effect that the subscription monies are not being derived from a legitimate source, notify the Company and request DITCML to decline such application for Shares;

(e)	with all reasonable expedition, approve or disapprove transfers and withdrawals submitted to it by DITCML ;

(f)	during the continuance of this Agreement, on receipt of any document affecting the title to Shares forthwith forward the same to DITCML;

(g)	retain for a period of seven years after termination of the appointment of DITCML all transfer forms lodged;

(h)	provide DITCML with properly certified copies or authenticated copies of the Articles and all amendments thereto and of such resolutions, votes and other proceedings as may be necessary for DITCML in the performance of its duties hereunder;

(i)	the Investment Manager shall immediately notify DITCML and the Company of any errors or omissions, fraud, mischief, negligence or breach of terms of this Agreement, any Fund Document (in particular the investment guidelines) and/or Applicable Laws committed by their officers, employees, agents or clients which could have an adverse impact on DITCML and which could likewise have an adverse impact on the Company (together referred to as “Errors”). The Investment Manager shall also report to DITCML and the Company promptly the action taken by it to protect the interests of DITCML and/or the Company and steps taken by it to avoid or mitigate any loss or damage that has occurred or may occur due to such Errors. The foregoing shall not in any way prejudice DITCML’ s and/or the Company’s right to claim reimbursement of actual loss (including, but not limited to, loss of future business and profits) or damage sustained by itself due to such Errors; and

(j)	provide timely notice to DITCML of any material amendments made to the Fund Documents.

10.	LIABILITY OF DITCML AND INDEMNITY

I0.1.1	The Company and the Investment Manager acknowledge and agree that DITCML shall not incur liability by refusing in good faith to perform any duty or obligation herein which in its reasonable judgment is improper or unauthorised and in performing its duties and obligations pursuant to this Agreement and/or any Fund Document and it shall not be required at any time to do or procure the doing of anything contrary to or in breach of or which constitutes any offence against any Applicable Law or regulation then in force or which is in breach of this Agreement and/or any of the Fund Documents.

10.1.2	The Company and the Investment Manager acknowledge and agree that DITCML shall not, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard on the part of DITCML or its agents or delegates, be liable to the Company and/or the Investment Manager or any Shareholder, for any act or omission in the course of or in connection with the Services rendered by it hereunder or for any loss or damage which the Company and/or the Investment Manager and/or any Shareholder may sustain or suffer as the result or in the course of the discharge by DITCML or its agents or delegates of its duties hereunder or pursuant hereto and DITCML shall not, in any event be liable for any loss occasioned by reason only for the liquidation, bankruptcy or insolvency of any agent or delegate appointed pursuant to the provisions of this Agreement and which is not an Affiliate of DITCML.

10.1.3	The Company agrees to indemnify DITCML from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than those resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard on the part of DITCML, its servants, agents or delegates) which may be imposed on, incurred by or asserted against DITCML in performing the Services under this Agreement and/or any Fund Document.

l0.1.4	DITCML agrees to indemnify the Company and to hold the Company harmless against all charges, costs, damages, losses, claims, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses, fees and disbursements (together with any value added tax or similar tax imposed from time to time), which the Company may suffer or incur howsoever in connection with or arising from DITCML’s or its servants, agents or delegates’ willful misfeasance, bad faith, gross negligence or reckless disregard in performing its Services under this Agreement and/or any Fund Document or result from a breach by DITCML of this Agreement and/or Fund Documents;

10.1.5	The Investment Manager agrees to indemnify DITCML and to hold DITCML harmless against all charges, costs, damages, losses, claims, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses, fees and disbursements (together with any value added tax or similar tax imposed from time to time), which DITCML may suffer or incur howsoever in connection with or arising from the Investment Manager or its servants, agents or delegates’ willful misfeasance, bad faith, gross negligence or reckless disregard or result from a breach by the Investment Manager of this Agreement and/or the Fund Documents;

10.1.6	DITCML agrees to indemnify the Investment Manager and to hold the Investment Manager harmless against all charges, costs, damages, losses, claims, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses, fees and disbursements (together with any value added tax or similar tax imposed from time to time), which the Investment Manager may suffer or incur howsoever in connection with or arising from DITCML’s or its servants, agents or delegates’ willful misfeasance, bad faith, gross negligence or reckless disregard in performing its Services under this Agreement and/or any Fund Document or result from a breach by the DITCML of this Agreement and/or the Fund Documents;

10.1.7	The Company and the Investment Manager acknowledge and agree that DITCML shall not be liable for any loss suffered by the Company and/or the Investment Manager or any Shareholder whether caused by delays or otherwise , resulting from incorrect or incomplete information or illegible or unclear communications from the Investment Manager or any third party authorized to give instructions, provided that at all material times DITCML will, where practicable, make reasonable efforts to contact the Investment Manager or any third party and clarify such information or communication that is reasonably determined to be illegible or unclear;

10.1.8	The Company and the Investment Manager acknowledge and agree that so long as DITCML maintains and adheres to reasonable disaster recovery procedures in light of its duties and obligations to be performed under this Agreement, DITCML shall not be responsible for the loss or damage to any documents or other property of the Company and/or the Investment Manager or any Shareholder or for any failure to fulfill its duties hereunder if such loss, damage or failure shall be caused by directly or indirectly due to a cause beyond its reasonable control, including, but not limited to war, terrorism, enemy action, the act of government or other competent authority, of any investment exchange or dealing house, riots, civil disturbance, rebellion, pestilence, storm, tempest, accident, fire, strike, explosion, lock-out or the breakdown, failure or malfunction of any telecommunication or computer service or any occurrence or event beyond the reasonable control of DITCML.

10.1.9	In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard on the part of DITCML and/or its officers, agents or delegates, DITCML shall not be responsible to the Company, the Investment Manager or any Shareholder for registering shares in accordance with forged or fraudulent transfers or for the consequences of any action taken by DITCML upon the good faith reliance on any forged or fraudulent document in any case where, had the document not been forged or fraudulent, the action taken by DITCML would have been the normal and reasonable action to be taken.

10.1.10	Notwithstanding the termination of this Agreement the provisions of this clause shall survive such termination.

11.	CONFIDENTIALITY AND REPUTATION

11.1	No party hereto shall unless compelled to do so by any Applicable Law or court of competent jurisdiction either before or after the termination of this Agreement disclose to any person other than its legal or financial or other advisers and Affiliates any information relating to another party or to the affairs of such party without the consent of that other party.

11.2	No party hereto shall do or commit any act or matter or thing which would or might prejudice or bring into disrepute in any manner the business or reputation of either of the other parties or any director or partner of such party.

11.3	Notwithstanding anything to the contrary in this Agreement, in no event shall any party to this Agreement be authorized to waive attorney client privilege on behalf of another party to the Agreement.

12.	SPECIFIC PERFORMANCE

12.1	In the event that DITCML:

(i)	requires any instructions of a material nature (such materiality to be determined solely by DITCML acting in good faith) from the Company; and

(ii)	it has been unable to obtain any instructions at all or adequate instructions to allow the necessary and appropriate measures to be taken,

then, DITCML shall give notice to the Company demanding specific performance within a reasonable period stated therein.

12.2	Failure by the Company to satisfy the demands of DITCML under sub clause 12.1 above within the time stated in the notice may, at the sole discretion of DITCML, result in DITCML acting in any such manner so as to halt or cancel any pending Services being or to be performed under the present Agreement.

13.	TERMINATION

13.1	This Agreement and the appointment of DITCML shall continue in force until terminated by any party giving to the others not less than ninety days’ notice in writing (or such shorter notice as the parties may agree to accept) expiring at any time provided that any party may terminate this Agreement forthwith by notice taking immediate or subsequent effect if:

(a)	the termination follows cancellation of Services by DITCML in accordance with clause 12.2 of this Agreement;

(b)	a party has committed a breach of any of the terms of this Agreement and/or any Fund Document and shall not have remedied such breach within fourteen days after service of notice by the other party requiring the same to be remedied;

(c)	the Company, Investment Manager or DITCML shall go into liquidation or be dissolved (except a voluntary liquidation or dissolution for the purposes of reconstruction, amalgamation or merger on terms previously approved in writing by the other party) or have a receiver or its equivalent in any jurisdiction appointed over all or any of its assets.

13.2	Termination of this Agreement shall be without prejudice to any claims or rights which any of the parties hereto may have by reason of any breach of another party’s obligations and, without prejudice to the generality of the foregoing, any indemnity provisions and provisions limiting the liabilities of a party shall survive termination of this Agreement.

13.3	Termination shall not absolve a party of its obligations incurred prior to such termination and such party shall carry out the obligation incurred prior to the termination without any demur.

13.4	Upon the termination of this Agreement or issue of notice of termination as stated above, DITCML will forthwith handover to the Company all the data in its possession in its capacity as secretary, registrar, transfer agent or administrator or in relation to the functions assigned to it under this Agreement including all information, documents, correspondence, records, confidential information, correspondence of any nature whatsoever (the “Data”) relating to this Agreement which are / have been in its possession without claiming any lien, right of possession or retention or other rights whatsoever in respect thereof provided, however, that DITCML shall not be required to make any such delivery or payment until full payment shall have been made to it of all fees, compensation, costs and expenses due to it under the provisions of this Agreement and/or the other Fund Documents. For the avoidance of doubt it is agreed that DITCML shall be entitled to retain on copy of the Data for the purposes of and so long as required by any law, court or regulatory agency or authority or internal compliance procedures.

14.	NO COMMERCIAL ADVICE

For the avoidance of doubt the Company agrees that DITCML is not responsible for the commercial structuring of the business or for rendering investment, commercial, accounting, legal, tax or any other advice whatsoever to the Company or the Investment Manager or to any other person.

15.	NO PARTNERSHIP OR EMPLOYMENT RELATIONSHIP

15.1	Nothing herein contained shall constitute a partnership between the parties hereto.

15.2	The directors, officers, employees or agents of DITCML shall not be deemed to be employees of the Company.

16.	NOTICES

Any notice, instruction or other instrument required or permitted to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours, or delivered by prepaid registered mail, e-mail or by facsimile transmission to the parties at the following addresses or such other address as may be notified by the relevant party from time to time.

TO DITCML	Suite 450, 4th Floor, Barkly Wharf East, Le Caudan Waterfront, Port Louis, Mauritius Attention: Anil Sharma Facsimile: 230 202 7906

TO THE COMPANY:	Suite 450, 4th Floor, Barkly Wharf East, Le Caudan Waterfront, Port Louis, Mauritius Attention: The Directors Facsimile: +230 202 7906

TO THE INVESTMENT MANAGER:	171 East Ridgewood Avenue Ridgewood, NJ 07450 United States of America Attention: Robert C. Holderith Facsimile: + l 201 389 6876

Such notice, instruction or other instrument shall be deemed to have been served, in the case of a registered letter, at the expiration of five business days after posting and, in the case of facsimile transmission, immediately on confirmation of receipt and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of facsimile transmission on the business day after the receipt thereof.

17.	ASSIGNMENT AND AMENDMENT

This Agreement may not be assigned or amended by any party hereto without the written consent of the other parties.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same agreement.

19.	SEVERANCE

If any provision herein shall be determined to be void or unenforceable in whole or in part for any reason whatsoever such invalidity or unenforceability shall not affect the remaining provisions or any part thereof contained within the Agreement and such void or unenforceable provisions shall be deemed to be severable from any other provision or part thereof herein contained.

20.	LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Mauritius without regards to the conflict of laws principles thereof; and the courts of Mauritius shall have non-exclusive jurisdiction to resolve any disputes relating to the terms of this Agreement.

21.	ARBITRATION

In the event any dispute arises between the parties in relation to this Agreement, the parties shall in the first instance attempt to resolve such dispute amicably between themselves.

In the event any dispute arises between the parties in relation to, or arising out of, this Agreement, the parties shall in the first instance attempt to resolve such dispute amicably between themselves.

If the dispute has not been resolved through consultations within 30 days after one party has served written notice on the other party requesting the commencement of such discussions, either party may in writing demand that the dispute be referred to and settled by arbitration in accordance with the Rules for Conciliation and Arbitration of the Permanent Court of Arbitration of the Mauritius Chamber of Commerce and Industry (as may be amended from time to time). The arbitration proceedings shall be held in English.

There shall be one arbitrator. The arbitration award, shall be final, conclusive and binding upon the parties to the arbitration proceedings and may be enforced in any court of competent jurisdiction.

The venue of the arbitration shall be New York.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

Authorised Signatory
SIGNED by
For and on behalf of
Deutsche International Trust
Corporation (Mauritius) Limited

/s/ Robert C. Holderith
Signed by Robert C. Holderith
For and on behalf of
EG SHARES INDIA SMALL CAP MAURITIUS

/s/ Robert C. Holderith
Signed by Robert C. Holderith
For and on behalf of
Emerging Global Advisors, LLC

SCHEDULE 1

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